Exhibit 16.1

March 27, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Summit Hotel Properties, Inc. (the “Company”) and Summit Hotel OP, LP (the “Operating Partnership”) and, under the date of February 26, 2013, we reported on the consolidated financial statements of Summit Hotel Properties, Inc. and Summit Hotel OP, LP as of December 31, 2012 and 2011 and for the year ended December 31 2012 and the period from February 14, 2011 (commencement of operations) through December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2012.  Our reports on the effectiveness of internal control over financial reporting of Summit Hotel Properties, Inc. and Summit Hotel OP, LP as of December 31, 2012 contain an explanatory paragraph that states consolidated subsidiaries of Summit Hotel Properties, Inc. and Summit Hotel OP, LP acquired 19 hotels (the Acquired Hotels) in 2012, and management excluded from its assessment of the effectiveness of Summit Hotel Properties, Inc.’s and Summit Hotel OP, LP’s internal control over financial reporting as of December 31, 2012, the Acquired Hotels’ internal control over financial reporting associated with total revenue of $24.9 million included in the consolidated financial statements of Summit Hotel Properties, Inc. and subsidiaries for the year ended December 31, 2012 and consolidated financial statements of Summit Hotel OP, LP and subsidiaries for the year ended December 31, 2012, and also states that our audit of internal control over financial reporting of Summit Hotel Properties, Inc. and Summit Hotel OP, LP also excluded an evaluation of the internal control over financial reporting of the Acquired Hotels.  On March 25, 2013, we were dismissed.  We have read Summit Hotel Properties, Inc.’s and Summit Hotel OP, LP’s statements included under Item 4.01 of its Form 8-K dated March 27, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s and the Operating Partnership’s statement that the Audit Committee approved our dismissal, or the appointment of Ernst & Young LLP (“E&Y”), as the Company’s and the Operating Partnership’s independent registered public accounting firm, and we are not in a position to agree or disagree with the Company’s and the Operating Partnership’s statement that during the fiscal year ended December 31, 2012 and for the period from February 14, 2011 (commencement of operations) through December 31, 2011 and the subsequent interim period through March 21, 2013, the Company and the Operating Partnership have not consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s or the Operating Partnership’s consolidated financial statements, and no written report or oral advice was provided to the Company or the Operating Partnership by E&Y that was an important factor considered by the Company or the Operating Partnership in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/ KPMG LLP